Exhibit 2

AVRICORE TO PRESENT AT EMERGING GROWTH CONFERENCE ON OCT. 26, 2022

VANCOUVER, BRITISH COLUMBIA – October 21, 2022 – AVRICORE HEALTH INC. (TSXV: AVCR) (the “Company” or “AVCR”) is excited to present at the Emerging Growth Conference on October 26th.

This live, interactive online event will give existing shareholders and the investment community the opportunity to interact with the Company’s CEO, Hector Bremner in real time on the Company’s current activities. After a short presentation, the floor will be subsequently opened for questions, where Mr. Bremner will do his best to get through as many of them as possible.

Call Details:

October 26, 2022 @ 11:30am PT / 2:30pm ET

Please register here to ensure you can attend the conference and receive any updates that are released: https://goto.webcasts.com/starthere.jsp?ei=1575084&tp_key=b452034330&sti=avcrf

*If attendees are not able to join the event live on the day of the conference, an archived webcast will also be made available on www.EmergingGrowth.com and we will also release a link to that after the event.

Agenda:

The 30-minute call agenda will be as follows:

15Min: Overview Presentation

15Min: Q&A

We’re looking forward to seeing you there, please review our most recent investor presentation here: www.avricore.com

About the Emerging Growth Conference

The Emerging Growth conference is an effective way for public companies to present and communicate their new products, services and other major announcements to the investment community from the convenience of their office, in a time efficient manner.

The Conference focus and coverage includes companies in a wide range of growth sectors, with strong management teams, innovative products & services, focused strategy, execution, and the overall potential for long term growth. Its audience includes potentially tens of thousands of Individual and Institutional investors, as well as Investment advisors and analysts.

All sessions will be conducted through video webcasts and will take place in the Eastern time zone.

About HealthTab™

HealthTab™ is a turnkey point-of-care testing solution that combines best-in-class point-of-care technologies with a secure, cloud-based platform for tackling pressing global health issues. With just a few drops of blood from a finger prick, the system generates lab-accurate results on the spot and data is reported in real time. The test menu includes up to 23 key biomarkers for screening and managing chronic diseases, such as diabetes and heart disease (e.g., HbA1c, Lipid Profile, eGFR). HealthTab™ has also recently added capabilities for bacterial and viral tests, such as strep and COVID-19.

The HealthTab™ network model is unlike anything in pharmacy today. It gives knowledgeable and trusted pharmacists a greater role in primary care delivery, while empowering patients to take more control of their health. It also reduces costs and waiting times and provides many potential revenue streams including equipment leasing & consumables, direct access testing, disease prevention & management programs, sponsored health programs, decentralized clinical trials, real world data (RWD) sets, and third-party app integration through API.

HealthTab™ Market Fast Facts

●	Point of Care Testing Market to reach $93.21 Billion USD in 2030 (Source)
●	Nearly 13.6 Million Canadians expected to be diabetic or prediabetic by 2030, with many undiagnosed (Source)
●	Over 1 in 3 Americans, approximately 88 million people, have pre-diabetes (Source)
●	Close to 160,000 Canadians 20 years and older are diagnosed with heart disease each year, often it’s only after a heart attack they are diagnosed (Source)
●	There are more than 10,000 pharmacies in Canada, 88,000 pharmacies in the US, nearly 12,000 in the UK.

About Avricore Health Inc.

Avricore Health Inc. (TSXV: AVCR) is a pharmacy service innovator focused on acquiring and developing early-stage technologies aimed at moving pharmacy forward. Through its flagship offering HealthTab™, a wholly owned subsidiary, the company’s mission is to make actionable health information more accessible to everyone by creating the world’s largest network of rapid testing devices in community pharmacies.

Contact:

Avricore Health Inc.

Hector Bremner, CEO 604-773-8943

info@avricorehealth.com

www.avricorehealth.com

Cautionary Note Regarding Forward-Looking Statements:

Information in this press release that involves Avricore Health’s expectations, plans, intentions, or strategies regarding the future are forward-looking statements that are not facts and involve a number of risks and uncertainties. Avricore Health generally uses words such as “outlook,” “will,” “could,” “would,” “might,” “remains,” “to be,” “plans,” “believes,” “may,” “expects,” “intends,” “anticipates,” “estimate,” “future,” “positioned,” “potential,” “project,” “remain,” “scheduled,” “set to,” “subject to,” “upcoming,” and similar expressions to help identify forward-looking statements. In this press release, forward-looking statements include statements regarding: the completion of the placement and the expected timing thereof and the Company’s expected use of proceeds from the placement; the unique features that the HealthTab™ platform offers to pharmacists and patients. Forward-looking statements reflect the then-current expectations, beliefs, assumptions, estimates and forecasts of Avricore Health’s management. The forward-looking statements in this press release are based upon information available to Avricore Health as of the date of this press release. Forward-looking statements believed to be true when made may ultimately prove to be incorrect. These statements are not guarantees of the future performance of Avricore Health and are subject to a few risks, uncertainties, and other factors, some of which are beyond its control and may cause actual results to differ materially from current expectations, including without limitation: failure to meet regulatory requirements; changes in the market; potential downturns in economic conditions; and other risk factors described in Avricore’s public filings. These forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update them publicly to reflect new information or the occurrence of future events or circumstances, unless otherwise required to do so by law.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy.